Exhibit 10.3

EXECUTION VERSION

CONFIDENTIAL

June 23, 2020

General Nutrition Centers, Inc.

300 Sixth Avenue

Pittsburgh, PA 15222

DIP Backstop Commitment Letter

Ladies and Gentlemen:

You have informed the undersigned (in such capacities, the “Backstop Term Lenders”) that General Nutrition Centers, Inc., a Delaware corporation (the “Company”), GNC Holdings, Inc., a Delaware corporation (“Holdings”), GNC Parent LLC, a Delaware limited liability company (“GNC Parent”), GNC Corporation, a Delaware corporation (“GNC Corp”), and certain of the Company’s subsidiaries (collectively, with the Company, Holdings, GNC Parent, and GNC Corp, “you” or the “Debtors”) are contemplating filing (the date of such filing, the “Petition Date”) cases under chapter 11 (the “Chapter 11 Cases”) of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), with a corresponding recognition proceeding under Part IV of the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice (Commercial List) (the “Canadian Court”) to recognize in Canada the Chapter 11 Cases as “foreign main proceedings” (the “Recognition Proceedings”), and wish to obtain senior secured super-priority debtor-in-possession financing (the “DIP Facility”), consisting of

(i) new money term loans (the “DIP Loans”) in an aggregate principal amount of $100 million, upon satisfaction of the conditions set forth in the credit agreement governing the DIP Facility attached hereto as Annex A (the “DIP Credit Agreement” and, together with all exhibits and other documentation in respect thereof, the “DIP Documents”), and

(ii) an aggregate principal amount of Prepetition Term Loans (as defined Annex A) of the Backstop Term Lenders equal to the aggregate principal amount of the DIP Loans, which Prepetition Term Loans will be converted into a separate tranche of DIP Facility loans (the “Rollup Term Loans”) on the Final DIP Order Entry Date (as defined in Annex A) pursuant to and on the terms set forth in the Interim DIP Order (as defined in Annex A) and the DIP Credit Agreement, which DIP Loans and Rollup Term Loans will convert on a dollar-for-dollar basis into an exit facility (the “Exit Term Loan Facility”) in the manner set forth in the Exit Term Loan Facility Term Sheet attached hereto as Annex B (the “Exit Term Loan Facility Term Sheet”) (collectively, and together with the other Annexes hereto, the “Commitment Letter”), which terms will be memorialized in a credit agreement that will govern the Exit Term Loan Facility (the “Exit Term Loan Facility Credit Agreement” and, together with all exhibits and other documentation in respect thereof, the “Exit Term Loan Facility Documents”).

We refer to that certain (i) Amended and Restated Term Loan Credit Agreement, dated as of February 28, 2018 (as amended by that certain First Amendment to the Amended and Restated Term Loan Credit Agreement, dated as of May 15, 2020, as further amended by that certain Second Amendment to Amended and Restated Term Loan Credit Agreement, dated as of June 12, 2020, and as further amended, restated, modified, or supplemented from time to time, the “Prepetition Term Credit Agreement”), by and among GNC Corp, the Company, the several banks and other financial institutions or entities from time to time parties thereto (the “Prepetition Term Lenders”), JPMorgan Chase Bank, N.A., as administrative agent and

GLAS Trust Company LLC, as collateral agent; and (ii) Restructuring Support Agreement, dated as of June 23, 2020 by and among the Debtors, each Consenting Term Lender (as defined therein), and each Consenting FILO Lender (as defined therein) (as amended, restated, modified, or supplemented from time to time, the “Restructuring Support Agreement”).

Capitalized terms used and not defined in this Commitment Letter will have the meaning given thereto in Annex A or Annex B or, if not defined therein, in the Restructuring Support Agreement.

1.	Commitments: Titles and Roles.

Each of the Backstop Term Lenders is pleased to confirm its commitment to provide, and hereby commits to provide, severally but not jointly, to the Debtors the DIP Loans. Such commitments shall be allocated to the Backstop Term Lenders in accordance with the percentages set forth in Schedule I hereof opposite each Backstop Term Lender’s name as its “Backstop Commitment Percentage,” on the terms and subject to the conditions set forth in this Commitment Letter, including, without limitation, Section 4 hereof and Annex A and Annex B attached hereto. Further, the Backstop Term Lenders agree to a reduction of such commitments as set forth in Section 2 hereof.

2.	Election Procedures

The parties hereto agree that each Prepetition Term Lender that is not a Backstop Term Lender that is or becomes a party to the Restructuring Support Agreement (in such capacity, each an “Electing DIP Term Lender”) may participate with the other Electing DIP Term Lenders to provide its pro rata portion of the DIP Facility by executing a joinder (each, an “Election Joinder”) in accordance with Section 2.3 of the DIP Credit Agreement no later than ten (10) Business Days (the “Election Deadline Date”) after the Interim DIP Order Entry Date (as defined in Annex A). Such participation shall be on a pro rata basis in accordance with the proportion of (i) the aggregate principal amount of Prepetition Term Loans under the Prepetition Term Credit Agreement owed to such Prepetition Term Lender on the Election Deadline Date to (ii) the aggregate principal amount of Prepetition Term Loans of all Prepetition Term Lenders under the Prepetition Term Credit Agreement on the Election Deadline Date (for the avoidance of doubt, calculated prior to giving effect to the conversion of Prepetition Term Loans to Rollup Term Loans as set forth above).

On the Business Day following the Election Deadline Date, the DIP Credit Agreement commitment schedules will be revised to reflect the commitments of the Electing DIP Term Lenders under the DIP Facility, and each Backstop Term Lender’s commitments to make DIP Loans under the DIP Facility will be reduced ratably to account for the commitments of the Electing DIP Term Lenders. For the avoidance of doubt, outstanding DIP Loans of the Backstop Term Lenders shall not be reallocated to Electing DIP Term Lenders; such Electing DIP Term Lenders shall be allocated commitments to make DIP Loans and will fund such commitments following the entry of the Final DIP Order (as defined in Annex A).

3.	Premium.

As consideration for the agreements and commitments under this Commitment Letter, the Debtors collectively agree to pay to the Backstop Term Lenders (but not any Electing DIP Term Lender), at the initial funding of the DIP Facility, a non-refundable fee as original issue discount of 6.0% of the aggregate amount of all DIP Loans committed to be made hereunder, which fee shall be allocated to the Backstop Term Lenders according to the percentages set forth in Schedule I hereof (the “Backstop Premium”). The Backstop Premium shall be fully earned, nonrefundable and non-avoidable upon entry of the Interim DIP Order and shall be paid free and clear of any withholding or deduction on account of taxes.

4.	Conditions Precedent.

The Backstop Term Lenders’ commitments and agreements hereunder (i) in respect of the DIP Facility are subject solely to the satisfaction or waiver of the conditions precedent set forth in Sections 4.1 and 4.2 of the DIP Credit Agreement in accordance with the terms thereof and (ii) in respect of the Exit Term Loan Facility are subject solely to the satisfaction or waiver of the conditions precedent set forth in Section 2.23 of the DIP Credit Agreement and the conditions to closing set forth in the Exit Term Loan Facility Term Sheet.

5.	Indemnification and Related Matters.

(a)

The Debtors agree to indemnify and hold each of the Backstop Term Lenders (and, in addition to the Backstop Term Lenders, where a Backstop Term Lender is an investment manager or advisor for a beneficial holder, such beneficial holder), and each of their respective affiliates, and each of their and their affiliates’ respective officers, directors, employees, agents, advisors, attorneys, and representatives, and the successors, and assigns of such Backstop Term Lender (and, in addition to the Backstop Term Lenders, where a Backstop Term Lender is an investment manager or advisor for a beneficial holder, such beneficial holder) and their affiliates (each such Backstop Term Lender and other person, an “Indemnified Person”) harmless against any and all losses, claims, damages, liabilities and/or reasonable and documented out-of-pocket expenses (limited, in the case of legal fees and expenses, to (x) the reasonable and documented out-of-pocket fees and expenses of one firm of counsel to all Indemnified Persons, taken as a whole, (y) to the extent reasonably necessary, to the reasonable and documented out-of-pocket fees and expenses of one local counsel to all Indemnified Persons, taken as a whole, and (z) to the reasonable and documented out-of-pocket fees and expenses of one conflicts counsel to all affected Indemnified Persons, taken as a whole) to any such Indemnified Person in connection with the transactions contemplated by this Commitment Letter (whether or not such losses, claims, damages, or liabilities result from an investigation, litigation, claim, or proceeding that is brought by you, your equity holders, or creditors or an Indemnified Person and whether or not any such Indemnified Person is otherwise a party thereto), except to the extent that such loss, claim, damage, liability or expense has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the bad faith or willful misconduct of such Indemnified Person or its related Indemnified Persons in performing the services that are the subject of the Commitment Letter or the DIP Documents, (ii) a material breach of the obligations of such Indemnified Person or its related Indemnified Persons under this Commitment Letter or the DIP Documents or (iii) claims between or among the Backstop Term Lenders. The foregoing obligations will be included in the DIP Facility as super-priority obligations.

(b)

If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, the Debtors will contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Debtors and their affiliates, shareholders, partners, members, or other equity holders on the one hand and (ii) such Indemnified Person and its related Indemnified Persons, on the other hand, in the matters contemplated by the Commitment Letter as well as the relative fault of (i) the Debtors and their affiliates, shareholders, partners, members, or other equity holders and (ii) such Indemnified Person and its related Indemnified Persons with respect to such loss, claim, damage, or liability and any other relevant equitable considerations. The reimbursement, indemnity, and contribution obligations of the Debtors under this Section 5 will be in addition to any liability which the Debtors may otherwise have to any Indemnified Person, will be binding upon any successors and assigns of the Debtors, and will inure to the benefit of any successors and assigns of any Indemnified Person. The Debtors also agree that no Indemnified Person will have any liability to the Debtors or any person asserting claims on behalf of or in right of the Debtors in connection with the transactions contemplated by this Commitment Letter, except to the extent that any losses, claims, damages, liabilities, or expenses incurred by the Debtors or their affiliates, shareholders, partners, or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the bad faith or willful misconduct of such Indemnified Person or its related Indemnified Persons in performing the services that are the subject of the Commitment Letter or the DIP Documents, (ii) a material breach of the obligations of such Indemnified Person or its related Indemnified Persons under this Commitment Letter or the DIP Documents or (iii) claims between or among the Backstop Term Lender. In no event will any Indemnified Person or Debtor have any liability for any indirect, consequential, special, or punitive damages in connection with or as a result any activities related to the Commitment Letter or the DIP Documents.

(c)

The provisions of this Section 5 will survive any termination or completion of the arrangement provided by the Commitment Letter and the occurrence of the effective date of any plan of reorganization and any discharge of claims against or interests in the Debtors.

6.	Assignments.

This Commitment Letter may not be assigned by any Debtor without the prior written consent of each of the Backstop Term Lenders (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. Each Backstop Term Lender may assign its respective commitments and agreements hereunder, in whole or in part to any other Backstop Term Lender or Prepetition Term Lender (with notice to the Debtors); provided that, in the case of an assignment of such commitments and agreements to a party who is not a Backstop Term Lender, such assignment may only be undertaken after such assignee becomes a party to the Restructuring Support Agreement. For the avoidance of doubt, on and following the Closing Date (as defined in Annex A), the assignment of loans and commitments under the DIP Facility will be governed solely by the DIP Credit Agreement.

7.	Confidentiality.

Please note that this Commitment Letter and any written communications provided by the Backstop Term Lenders in connection with this Commitment Letter are exclusively for the information of the Debtors and may not be disclosed to any third party or circulated or referred to publicly without the prior written consent of the Backstop Term Lenders; provided that we hereby consent to your disclosure of (i) this Commitment Letter and such communications to the Debtors’ officers, directors, agents, affiliates, shareholders, representatives, attorneys, accountants, financial advisors, auditors and other advisors who are directly involved in the consideration of the DIP Facility and the Exit Term Loan Facility and who have been informed by you of the confidential nature of the Commitment Letter, (ii) this Commitment Letter after execution and delivery of this Commitment Letter by the Debtors and the Backstop Term Lenders (a) to the office of the U.S. Trustee, to the Debtors’ “ABL” or “FILO” lenders and/or any statutorily appointed committee of unsecured creditors, and, in each case, to their respective representatives and professional advisors on a confidential and “need to know” basis, and (b) to the extent required in motions, in form and substance reasonably satisfactory to the Backstop Term Lenders, to be filed with the Bankruptcy Court or the Canadian Court in the Recognition Proceedings, as applicable, solely in connection with obtaining an order of the Bankruptcy Court or the Canadian Court, as applicable, approving the Debtors’ execution, delivery, and performance of this Commitment Letter, the definitive DIP Documents, the definitive Exit Term Loan Facility Documents, the Restructuring Support Agreement, and the orders approving the DIP Facility on an interim and final basis, (iii) this Commitment Letter as required by applicable law or compulsory legal process (in which case you agree to use your commercially reasonable efforts to inform us promptly thereof) and/or otherwise in connection with the exercise of any remedy under this

Commitment Letter, (iv) the DIP Credit Agreement and the Exit Term Loan Facility Term Sheet, in each case, to ratings agencies, (v) this Commitment Letter in connection with protecting or enforcing your rights hereunder, (vi) this Commitment Letter to the extent the information contained herein becomes publicly available and (vii) the contents hereof (but not this Commitment Letter) in any public filing relating to the DIP Facility or the Exit Term Loan Facility.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

(a)

You acknowledge that the Backstop Term Lenders, together with their affiliates and related entities (each a “Funding Entity” and collectively, the “Funding Entities”), may be engaged, either directly or through affiliates, in various activities, including securities trading, investment management, and principal investment activities. In the ordinary course of these activities, each Funding Entity may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their investors and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Debtors, as well as of other entities and persons and their affiliates which may (i) be involved in transactions arising from or relating to the engagement contemplated by this Commitment Letter, (ii) be customers or competitors of the Debtors, or (iii) have other relationships with the Debtors. In addition, each Funding Entity may provide services to such other entities and persons. Each Funding Entity may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Debtors or such other entities. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities, or instruments referred to in this paragraph. Although the Funding Entities in the course of such other activities and relationships may acquire information about the transactions contemplated by this Commitment Letter or other entities and persons which may be the subject of the transactions contemplated by this Commitment Letter, the Funding Entities shall have no obligation to disclose such information, or the fact that the Funding Entities are in possession of such information, to the Debtors or to use such information on the Debtors’ behalf.

(b)

Furthermore, you acknowledge that neither the Funding Entities nor any of their respective affiliates have an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by them from any other person.

(c)

The Funding Entities may have economic interests that conflict with those of the Debtors, their equity holders, and/or their affiliates. You agree that each Funding Entity will act under this Commitment Letter as an individual independent contractor and that nothing in this Commitment Letter will be deemed to create an advisory, fiduciary, or agency relationship or fiduciary or other implied duty between any of the Funding Entities and the Debtors, their equity holders, or their affiliates. You acknowledge and agree that the transactions contemplated by this Commitment Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between each of the Funding Entities, on the one hand, and the Debtors, on the other, and in connection therewith and with the process leading thereto, (i) none of the Funding Entities has, by virtue of this Commitment Letter, assumed an advisory or fiduciary responsibility in favor of the Debtors, their equity holders, or their affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any of the Funding Entities has advised, is currently advising or will advise the Debtors, their equity holders or their affiliates on other matters) or any other obligation to the Debtors except the obligations expressly set forth in this Commitment Letter and (ii) each Funding Entity is acting solely as a principal and not as an agent or fiduciary of the Debtors, their management, equity holders, affiliates, creditors, or any other person. The Debtors acknowledge and agree that the Debtors have consulted their own legal and financial advisors to the extent they deemed it appropriate and that they are responsible for making their own independent judgment with respect to such transactions and the process leading thereto. The Debtors agree that they will not claim that, by virtue of this Commitment Letter, any of the Funding Entities have rendered advisory services of any nature or respect, or owe fiduciary or similar duties to the Debtors, in connection with such transactions or the process leading thereto.

(d)

In addition, please note that the Funding Entities do not provide accounting, tax, or legal advice. Notwithstanding anything herein to the contrary, the Debtor (and each employee, representative or other agent of the Debtor) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the DIP Facility and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to the Debtor relating to such tax treatment and tax structure. For this purpose, “tax treatment” means U.S. federal or state income tax treatment, and “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transactions contemplated by this Commitment Letter but does not include information relating to the identity of the parties hereto or any of their respective affiliates.

9.	Miscellaneous.

The Backstop Term Lenders’ commitments and agreements hereunder (all of which are several, and not joint, in nature) will terminate (the “Termination Date”) on (i) June 26, 2020 (at 11:59 p.m., New York City time), unless the Petition Date has occurred by such date, or (ii) the date that is three (3) Business Days after the Petition Date, unless prior to such time the Interim DIP Order shall have been entered by the Bankruptcy Court. In the event of any termination pursuant to this paragraph, this Commitment Letter, and the Backstop Term Lenders’ agreement to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to the Debtors. If the order approving the DIP Facility on a final basis shall at any time cease to be in full force and effect or shall be reversed, stayed or modified in any manner adverse to the Backstop Term Lenders that is materially inconsistent with the terms contained in Annex A hereto without the prior written consent of the Backstop Term Lenders, the Backstop Term Lenders may, at their own discretion, terminate this agreement.

The provisions set forth under Sections 5 and 7 (for a period of one (1) year after the Termination Date) hereof, and this Section 9 (other than any provision therein that expressly terminates upon execution of the definitive DIP Documents and/or the Exit Term Loan Facility Documents) will remain in full force and effect regardless of whether definitive DIP Documents or Exit Term Loan Facility Documents are executed and delivered. The provisions set forth under Sections 5 and 7 (for a period of one (1) year after the Termination Date) hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or the Backstop Term Lenders’ commitments and agreements hereunder.

The Debtors and their affiliates agree that any suit or proceeding arising with respect to this Commitment Letter or the Backstop Term Lenders’ commitments or agreements hereunder will be tried in the Bankruptcy Court or, in the event that the Bankruptcy Court does not have or does not exercise jurisdiction, in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and the Debtors agree to submit to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Backstop Term Lenders’ commitments or agreements or any matter referred to in this letter is hereby waived by the parties hereto. The Debtors agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice, or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses below shall be effective service of process against such party for any suit, action, or proceeding brought in any such court. This Commitment Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

The Backstop Term Lenders hereby notify the Debtors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), the Backstop Term Lenders may be required to obtain, verify, and record information that identifies each Debtor, which information includes the name and address of such Debtor and other information that will allow the Backstop Term Lenders to identify such Debtor in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for the Backstop Term Lenders.

The DIP Documents and Exit Term Loan Facility Documents will include “Bail-In” language as required by the Bank Recovery and Resolution Directive of the European Union if requested by the Backstop Term Lenders.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in .pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter may not be amended or any term or provision hereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof may be amended or waived only by a written agreement executed and delivered by all parties hereto and thereto; provided that, notwithstanding the foregoing, amendments and waivers of the DIP Documents will be governed by the terms thereof.

All notices, requests, consents, demands, designations, directions, instructions, certificates, or other communications to be given hereunder will be duly given when delivered in writing or by facsimile or other electronic transmission to the intended recipient at the “Notice Information” specified in Annex C attached hereto or, as to any party, at such other address as shall be designated by such party in a notice to the other parties.

[Remainder of page intentionally left blank.]

We look forward to working with you on this transaction.

Very truly yours,

BACKSTOP TERM LENDERS:
Name of Backstop Term Lender

By:
Name:
Title:

[BACKSTOP TERM LENDER SIGNATURE PAGES REDACTED]

[Signature Page to Backstop Commitment Letter]

ACCEPTED AND AGREED AS OF June __, 2020:

GENERAL NUTRITION CENTERS, INC.

By:
Name:
Title:

GNC HOLDINGS, INC.

By:
Name:
Title:

GNC PARENT LLC

By:
Name:
Title:

GNC CORPORATION

By:
Name:
Title:

GENERAL NUTRITION CORPORATION

By:
Name:
Title:

GENERAL NUTRITION INVESTMENT COMPANY

By:
Name:
Title:

LUCKY OLDCO CORPORATION

By:
Name:
Title:

[Signature Page to Backstop Commitment Letter]

GNC FUNDING INC.

By:
Name:
Title:

GNC INTERNATIONAL HOLDINGS, INC.

By:
Name:
Title:

GNC HEADQUARTERS LLC

By:
Name:
Title:

GUSTINE SIXTH AVENUE ASSOCIATES, LTD.

By:
Name:
Title:

GENERAL NUTRITION CENTRES COMPANY

By:
Name:
Title:

GNC GOVERNMENT SERVICES, LLC

By:
Name:
Title:

GNC CANADA HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Backstop Commitment Letter]

GNC PUERTO RICO HOLDINGS, INC.

By:
Name:
Title:

GNC PUERTO RICO, LLC

By:
Name:
Title:

GNC CHINA HOLDCO LLC

By:
Name:
Title:

[Signature Page to Backstop Commitment Letter]

ANNEX A

DIP CREDIT AGREEMENT

[SEE EXHIBIT A TO EXHIBIT 10.1 OF CURRENT REPORT ON FORM 8-K]

ANNEX B

EXIT TERM LOAN FACILITY TERM SHEET

[Attached.]

[Filed Version]

Annex B

EXIT TERM LOAN FACILITY TERM SHEET

Set forth below is a summary of the principal terms and conditions for the Exit Term Loan Facility (as defined below). Unless otherwise noted below, capitalized terms used but not defined in this Annex B shall have the meanings set forth in the Restructuring Support Agreement or the DIP Credit Agreement, to which this Annex B is attached as Exhibit I thereto.

Summary of Principal Terms and Conditions

Borrower:	Either (i) a new entity formed at the direction of the Required Consenting Term Lenders (as defined in the Restructuring Support Agreement) or (ii) reorganized General Nutrition Centers, Inc., a Delaware corporation, formerly a debtor and debtor-in-possession in the Chapter 11 Cases (the “Company” or the “Borrower”).

Guarantors:

Either (i) new entities formed at the direction of the Required Consenting Term Lenders (as defined in the Restructuring Support Agreement) or (ii) each of the entities listed on Exhibit A-1 hereof (collectively, the “Guarantors” and, together with the Borrower, the “Loan Parties”). All obligations of the Borrower under the Exit Term Loan Facility (as defined below) will be unconditionally guaranteed on a joint and several basis by the Guarantors. [In addition, [TaxFilerCo] shall provide a limited guarantee and security agreement pledging Tax Refunds (as defined below) to the Agent for the benefit of the Secured Parties or, alternatively, shall enter into an exit tax sharing agreement].

For the avoidance of doubt, each of the affiliates of the Borrower listed on Exhibit A-2 hereof will not be a Guarantor.

Exit Term Loan Facility:

A secured term loan credit facility (the “Exit Term Loan Facility” and the lenders thereunder, the “Exit Lenders”), comprised of:

(i) $100 million of term loans, consisting of New Money Loans (as defined in the DIP Credit Agreement) (the “DIP Loans”) converted on a dollar-for-dollar basis on the Exit Date (as defined below) into “first-lien first out loans” under the Exit Term Loan Facility (the “First-Lien First Out Loans”, and the lenders thereof, the “First-Lien First Out Lenders”); and

(ii) $150 million of term loans, comprised of (x) $100 million of Roll-up Loans (as defined in the DIP Credit Agreement) converted on a dollar-for-dollar basis on the Exit Date into “first-lien second out term loans” under the Exit Term Loan Facility and (y) $50 million of other Prepetition Term Loans (as defined in the DIP Credit Agreement) of the Prepetition Term Loan Lenders (as defined in the DIP Credit Agreement), which will be converted into such first-lien second-out term loans on the Exit Date (the loans described in clauses (x) and (y), the “First-Lien Second Out Loans”, and the lenders thereof the “First-Lien Second Out Lenders”).

The “Plan” means the Chapter 11 Plan of Reorganization and the related disclosure statement of the Debtors to be filed with the Bankruptcy Court, in form and substance reasonably satisfactory to the Required Lenders (as defined in the DIP Credit Agreement). The reorganization contemplated by the Plan is referred to herein as the “Reorganization.”

Making and Allocation of Loans, Conversion of Claims and Use of Proceeds:	On the Exit Date, (a) the DIP Loans will be converted dollar-for-dollar into First-Lien First Out Loans, (b) the Roll-up Loans will be converted dollar-for-dollar into First-Lien Second Out Loans, (c) $50 million of First-Lien Second Out Loans will be allocated to Prepetition Term Loan Lenders on a ratable basis in accordance with their aggregate holdings of Prepetition Term Loans on the Exit Date and (d) all claims in respect of Prepetition Term Loans, DIP Loans and Roll-up Loans will be deemed cancelled and fully satisfied in accordance with and for the consideration set forth in the Plan and Confirmation Order.

Exit Date:	The date (the “Exit Date”) on which the First-Lien First Out Loans and the First-Lien Second Out Loans are issued under the Exit Term Loan Facility and all Closing Conditions (as defined below) have been satisfied or waived by lenders holding more than 50% of the loans under the Exit Term Loan Facility (the “Required Exit Lenders”).

Maturity:	With respect to the First-Lien First Out Loans, the date that is 4 years after the Exit Date. With respect to the First-Lien Second Out Loans, the date that is 4.25 years after the Exit Date.

Collateral:	The Exit Term Loan Facility will be secured by a perfected lien on, with the priority described below under the caption “Priority,” substantially all of the Loan Parties’ tangible and intangible assets (collectively, the “Collateral”), including owned and ground leased real property, tax refunds, the equity interests of the Guarantors and other majority owned subsidiaries (subject to customary exclusions), all deposit and security accounts (which shall be subject to control agreements to the extent set forth in the Pre-Existing Facility Documentation (as defined below)), with materiality thresholds and exceptions to be agreed.

Priority:

The Exit Term Loan Facility will have (i) a first priority lien on Term Priority Collateral, subject to certain customary baskets and exceptions to be agreed (“Permitted Liens”), and (ii) a second priority lien on ABL Priority Collateral, subject to Permitted Liens, which Term Priority Collateral and ABL Priority Collateral shall be as defined in and subject to ranking and intercreditor arrangements substantially consistent with the Prepetition Intercreditor Agreement or otherwise reasonably satisfactory to the Required Exit Lenders, subject to any agreed post-closing perfection requirements and subject to thresholds, exceptions and exclusions substantially identical to the Pre-Existing Facility Documentation.

The New Revolver and Exit FILO Facility (as defined below) will have (i) a first priority lien on ABL Priority Collateral, subject to Permitted Liens, and (ii) a second priority lien on Term Priority Collateral, subject to Permitted Liens.

Exit Facility Documentation:	The loan documents governing the Exit Term Loan Facility shall contain terms substantially similar to the terms of that certain Amended and Restated Term Loan Credit Agreement dated as of February 28, 2018, as in effect on such date, among GNC Corporation, a Delaware corporation, as parent, General Nutrition Centers, Inc., a Delaware corporation, as borrower, the several banks and other financial institutions or entities from time to time parties thereto, JPMorgan Chase Bank, N.A., as administrative agent, and GLAS Trust Company LLC, as collateral agent (the “Pre-Existing Facility Documentation”), with modifications to reflect this term sheet and other adjustments reasonably satisfactory to the Borrower and the Required Exit Lenders (such loan documents, the “Exit Facility Documentation”).

Conditions to Closing:

Limited to the following (collectively, the “Closing Conditions”):

A. The negotiation, execution and delivery of the Exit Facility Documentation by the Loan Parties.

B. The following documents shall be reasonably satisfactory to the Borrower and the Required Exit Lenders:

•   the Plan;

•   the terms of an Exit FILO facility converting the loans under the Prepetition ABL/FILO Amendment and Restatement on a dollar-for-dollar basis on the Exit Date (the “Exit FILO Facility”, together with the New Revolver Facility (as defined below), the “New Revolver and Exit FILO Facility”) which terms shall be deemed reasonably satisfactory to the Required Exit Lenders if substantially consistent with the New Revolver Basket and Exit FILO Facility Term Sheet in the form attached hereto as Exhibit B; and

•   the confirmation order with respect to the Plan, and corresponding recognition order of the Canadian Court.

C. To the extent that the Borrower or any Guarantor is a new entity formed at the direction of the Required Consenting Term Lenders (as defined in the Restructuring Support Agreement), all assets that are to be owned by such new entity under the Plan shall have been transferred to such new entity pursuant to documentation in form and substance reasonably acceptable to the Agent.

D. Substantial consummation (as defined in Section 1101 of the Bankruptcy Code) of the Plan (all conditions precedent set forth therein having been satisfied or waived in accordance with the terms thereof).

E.  Immediately after the Exit Date, the Loan Parties shall have outstanding no indebtedness for borrowed money other than indebtedness outstanding under the Exit Term Loan Facility, the New Revolver and Exit FILO Facility and indebtedness contemplated by the Approved Plan of Reorganization.

F.  Accuracy in all material respects (or, in the case of representations and warranties that are qualified by materiality, in all respects) on the Exit Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date) of representations and warranties contained in the Exit Facility Documentation which shall be no more burdensome to the Company that those set forth in the Pre-Existing Facility Documentation and absence of an Event of Default under the Exit Facility Documentation.

G. Compliance with customary documentation conditions for a facility of this size, type, and purpose, including the delivery of customary legal opinions and closing certificates (including a customary solvency certificate in substantially the form provided under the Pre-Existing Facility Documentation), good standing certificates and certified organizational documents, in each case, in form and substance reasonably satisfactory to the Required Exit Lenders.

H. The Agent shall have a perfected lien on the Collateral of the Loan Parties, subject to Permitted Liens and any post-closing perfection requirements, with the priority set forth under the heading “Priority” hereunder; provided that security interests will not be required to be perfected on the Exit Date other than by (A) filings of UCC and PPSA financing statements in the office of the secretary of state or provincial ministry (or similar central filing office) of the Loan Parties and (B) delivery to the Agent, for the benefit of the secured parties, of promissory notes representing material intercompany indebtedness for borrowed money and equity certificates representing equity issued by Loan Parties (other than equity issued by GNC Holdings, Inc.), in each case, together with customary transfer powers executed in blank.

I.   Receipt by the Agent of reasonably satisfactory results of customary lien searches.

J.   The Loan Parties shall have used commercially reasonable efforts to obtain a public corporate credit rating (but not a specific rating) from either Standard & Poor’s, a division of S&P Global, Inc., or Moody’s Investors Service, Inc. in respect of the Exit Term Loan Facility.

K. All requisite governmental and material third party approvals shall have been obtained, and there shall be no litigation, governmental, administrative or judicial action against the Loan Parties, in each case, the failure to obtain or existence of which would reasonably be expected to restrain, prevent or impose materially burdensome restrictions on the substantial consummation of the Plan or the Exit Term Loan Facility; provided, that the consummation of the New Revolver Facility shall not be a condition precedent to effectiveness or consummation of the Plan or the Exit Term Loan Facility.

L.  Delivery of all documentation and other information required by bank regulatory authorities under applicable “know-your-customer”, anti-money laundering rules and regulations, and the Patriot Act that has been reasonably requested by the Exit Lenders at least ten (10) business days prior to the closing date of the Exit Term Loan Facility.

M.   Payment by the Borrower on the Exit Date of all reasonable and documented out-of-pocket costs, fees and expenses owed or otherwise required to be paid pursuant to the Exit Facility Documentation to the Agent and the Lenders (including reasonable and documented fees and expenses of counsel of the Agent and the Exit Lenders and one financial advisor (which shall be Houlihan Lokey, Inc.); provided, that legal fees shall be limited to the reasonable and documented fees and disbursements of one counsel for the Agent, one U.S. counsel for the Ad Hoc Committee (which shall be Milbank LLP) and one Canadian counsel for the Ad Hoc Committee (which shall be Cassels Brock & Blackwell LLP) and, in addition, local counsel in each appropriate jurisdiction), including reasonable and documented out-of-pocket costs and expenses of (a) the Agent administering the Exit Term Loan Facility and (b) preparing all documents relating to the Exit Term Loan Facility.

N. The Company shall file with the SEC a Form 15 to deregister the outstanding securities of the Company under the Exchange Act and will not be a reporting company under the Exchange Act immediately following the effective date of the Plan.

Interest Rate:

With respect to the First-Lien First Out Loans, LIBOR + 10.00% per annum paid in cash.

With respect to the First-Lien Second Out Loans, either, at the option of the Borrower:

(i) LIBOR + 9.00% per annum paid in cash and paid-in-kind interest of 3.00% per annum, or

(ii) LIBOR + 11.50% per annum paid in cash;

Any paid-in-kind interest so elected to be paid will be added to the principal amounts outstanding under the First-Lien Second Out Loans.

LIBOR will be subject to a 1.00% “floor”.

During the continuance of a payment or bankruptcy Event of Default, past due amounts under the Exit Term Loan Facility will bear interest at an additional 2.00% per annum above the interest rate otherwise applicable.

The Borrower shall also have the right to elect that the First-Lien First Out Loans and the First-Lien Second Out Loans bear interest at a rate determined by reference to an “alternate base rate”, and the interest rate margin with respect to First-Lien First Out Loans and First-Lien Second Out Loans bearing interest at the alternate base rate shall be reduced by 1.00% per annum.

Agency Fees:	As agreed with the Agent.

Scheduled Amortization:

With respect to the First-Lien First Out Loans, 7.50% per annum, payable quarterly for the year beginning at the end of the third fiscal quarter of 2021, and 10.00% per annum, payable quarterly, beginning at the end of the third fiscal quarter of 2022 and thereafter.

With respect to the First-Lien Second Out Loans, 1.00% per annum, payable quarterly, beginning at the end of the third fiscal quarter of 2021 and thereafter.

Call Protection:	None.

Lender Voting:

Lenders holding a majority in principal amount of the First-Lien First Out Loans as of the date of determination (the “Required First-Lien First Out Lenders”).

Lenders holding a majority in principal amount of the First-Lien Second Out Loans as of the date of determination (the “Required First-Lien Second Out Lenders”).

Lender voting rights shall be as follows:

A. The written consent of each Exit Lender directly and adversely affected by any amendment or modification to any provision relating to (i) principal, interest or fees (other than default interest), (ii) date of payments, (iii) the pro rata sharing of payments, (iv) the “waterfall” , or (v) any provision specifying the number or percentage of Exit Lenders, Required First-Lien First Out Lenders or Required First-Lien Second Out Lenders required to waive, amend or modify any rights or grant any consent shall be required;

B. The consent of the Required First-Lien First Out Lenders shall be required for any waiver, amendment or modification unless such waiver, amendment or modification relates solely to the First-Lien Second Out Loans and does not directly or indirectly adversely affect the First-Lien First Out Lenders in any manner; and

C. The consent of the Required First-Lien Second Out Lenders shall be required for any waiver, amendment or modification, unless such waiver, amendment or modification relates solely to the First-Lien First Out Loans and does not directly or indirectly adversely affect the First-Lien Second Out Lenders in any manner.

Covenants:

Subject to the immediately succeeding paragraph, to be substantially identical to the Pre-Existing Facility Documentation (including, without limitation, a covenant to use commercially reasonable efforts to obtain a public rating for the Exit Term Loan Facility (but no requirement to obtain or maintain a specific rating)) with such modifications as may be reasonably agreed by the Required Exit Lenders and the Company.

The negative covenant restricting incurrence of Indebtedness shall include a “basket” that permits incurrence of a new revolving credit facility (the “New Revolver Facility”), if, after giving effect to the incurrence thereof, (a) the New Revolver Facility availability (not the commitments therefor) does not exceed the remainder of (x) the Borrowing Base (as defined in the Prepetition ABL/FILO Amendment and Restatement, but without giving effect to the “Availability Cushion” described in the New Revolver Basket and Exit FILO Facility Term Sheet (the “Availability Cushion”)) less (y) the aggregate principal amount of Exit FILO Loans then outstanding and (b) as a condition to drawing on the New Revolver Facility, the Borrower shall be in compliance with the Borrowing Base (as defined in the Prepetition ABL/FILO Amendment and Restatement, but without giving effect to the Availability Cushion) after giving effect to such borrowing.

Financial Covenant:

A maximum total net leverage ratio at a single level to be agreed, tested quarterly beginning with the fiscal quarter ending on June 30, 2022.

Liquidity (as defined below) of $30 million, tested quarterly beginning with the fiscal quarter ending on June 30, 2022.

Events of Default:	To be substantially identical to the Pre-Existing Facility Documentation (collectively, the “Events of Default”).

Mandatory Prepayments:

Mandatory prepayments of the borrowings under the Exit Term Loan Facility shall be made at par, without premium or penalty, subject to certain provisions, including rights with respect to ABL Priority Collateral, substantially similar to those under the Pre-Existing Facility Documentation and others to be agreed, modified as appropriate to reflect the proposed exit facility, with respect to:

(i) certain asset sales, including net cash proceeds received in connection with the sale of Nutra to IVC (the “Nutra Proceeds”) at the end of the fiscal quarter in which such proceeds are received; provided that with respect to Nutra Proceeds received during the first three fiscal quarters of 2021 or 2022 (1) the amount of such payment at such quarter end shall be limited to the lesser of (x) the amount of net cash proceeds so received and (y) the amount that would not cause Liquidity (after giving effect to such prepayment) to be less than the Applicable Liquidity Amount (the difference between clauses (x) and (y), the “IVC Holdback Amount”), (2) if there is an IVC Holdback Amount, then at the end of each subsequent fiscal quarter in 2021 or 2022 (other than the fourth fiscal quarter), as applicable, a mandatory prepayment shall be made in an amount equal to the lesser of (i) the IVC Holdback Amount less any portion of the IVC Holdback Amount so applied in prior fiscal quarters and (ii) the amount that would not cause Liquidity (after giving effect to such prepayment) to be less than the Applicable Liquidity Amount (any such prepayment pursuant to this clause (2), an “IVC Holdback Prepayment”) and (3) if there is any IVC Holdback Amount remaining as of the end of the fourth fiscal quarter of 2021 or 2022, as applicable, then at the end of such fiscal quarter a mandatory prepayment shall be made in respect of such remaining amount. “Applicable Liquidity Amount” shall mean $75 million for each of fiscal year 2021 and 2022. Any Nutra Proceeds received after 2022 shall be used to prepay borrowings under the Exit Term Loan Facility and there shall be no IVC Holdback Amount after the end of the 2022 calendar year.

(ii) insurance proceeds,

(iii) incurrences of indebtedness not otherwise permitted to be incurred, and

(iv) subject to the following paragraph, receipts of tax refunds by the Loan Parties (the “Tax Refunds”) at the end of the fiscal quarter in which such proceeds are received; provided that (1) the amount of such Tax Refunds prepayment at such quarter end shall be limited to the lesser of (x) the amount of net cash proceeds so received and (y) the amount that would not cause Liquidity (after giving effect to such prepayment and any prepayment of the Exit FILO Facility) to be less than $75 million (the difference between clauses (x) and (y), the “ Tax Holdback Amount”; and the difference between clause (x) and the Tax Holdback Amount, the “Tax Refund Prepayment”) and (2) if there is a Tax Holdback Amount, then at the end of each subsequent fiscal quarter a mandatory prepayment shall be made in an amount equal to the lesser of (i) the Tax Holdback Amount less any portion of the Tax Holdback Amount so applied pursuant to this clause (2) in prior fiscal quarters and (ii) the amount that would not cause Liquidity (after giving effect to such prepayment and any prepayment of the Exit FILO Facility) to be less than $75 million (any such prepayment pursuant to this clause (2), a “Tax Holdback Prepayment”; Tax Holdback Prepayments and Tax Refund Prepayments are collectively referred to herein as “Tax Prepayments”).

Mandatory prepayments pursuant to clauses (i) through (iii) above shall be applied first to First-Lien First Out Loans and second to First-Lien Second Out Loans. Mandatory prepayments pursuant to clause (iv) above shall be applied as follows: a percentage to be agreed to prepay loans under the Exit FILO Facility; and a percentage to be agreed to prepay First-Lien First Out Loans and First-Lien Second Out Loans (with such percentages to be agreed among the Borrower, the Required Exit Lenders and the “Required FILO Lenders” (as defined the New Revolver Basket and Exit FILO Facility Term Sheet)).

The Exit Term Loan Facility shall provide for an excess cash flow sweep substantially consistent with that set forth in the Pre-Existing Facility Documentation (except that (i) for the avoidance of doubt, no Tax Refund nor Nutra Proceeds shall be included in the calculation of excess cash flow in the year received and (ii) excess cash flow shall be reduced by any Tax Holdback Prepayments made during the applicable period and the sweep will be applied on the remaining excess cash flow amount at the applicable percentage set forth below) of (i) 75.00% for the fiscal year ending 2021 to be applied ratably to prepay First-Lien First Out Loans and First-Lien Second Out Loans and (ii) 50.00% for the fiscal year ending 2022 and thereafter to prepay the First-Lien Second Out Loans (but not the First-Lien First Out Loans), in the case of each of clauses (i) and (ii), measured annually and payable within five (5) business days following the delivery of audited financial statements of such fiscal year, but only so long as Liquidity as of the date of such payment is greater than $40,000,000 after giving pro forma effect to such excess cash flow payment.

Mandatory prepayments will be applied to payments due on the loans in direct order of maturity.

Mandatory prepayments and the application of such proceeds at all times will be subject to the intercreditor arrangements consistent with the Prepetition Intercreditor Agreement, the Pre-Existing Facility Documentation, and the Prepetition ABL Loan Documents, or otherwise reasonably satisfactory to the Borrower, the Required Exit Lenders and the “required lenders” under the New Revolver and Exit FILO Facility.

For purposes hereof, “Liquidity” shall mean unrestricted cash of the Loan Parties and their restricted subsidiaries (other than cash held by foreign subsidiaries that are not Guarantors, cash included in the Borrowing Base and cash supporting letters of credit) and amounts available to be drawn under any revolving credit facility.

Application of Payments:

If at any time (x) insufficient funds are received by and available to the Agent to pay fully all amounts of principal, interest and fees and other obligations then due under the Exit Term Loan Facility or (y) during the continuation of an Event of Default and the enforcement of remedies in connection therewith, the Agent receives proceeds of Collateral pledged by the Loan Parties, such funds shall be applied:

(i) first, toward payment of any expenses, fees and indemnities due to the Agent;

(ii)  second, toward payment of interest and fees then due from the Borrower with respect to any First-Lien First Out Loans, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties;

(iii)  third, toward payment of principal then due from the Borrower with respect to any First-Lien First Out Loans, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties;

(iv) fourth, toward payment of interest and fees then due from the Borrower with respect to any First-Lien Second Out Loans, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties;

(v)   fifth, toward payment of principal then due from the Borrower with respect to any First-Lien Second Out Loans, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties;

(vi) sixth, to payment of all other obligations of the Borrower and the Loan Parties then due and payable under the Exit Term Loan Facility, ratably among the parties entitled thereto in accordance with the amounts of such obligations then due to such parties; and

(vii) seventh, to the Borrower or as otherwise required pursuant to any intercreditor agreement.

Voluntary Prepayments:	Voluntary prepayments of the borrowings under the Exit Term Loan Facility will be permitted at any time at par, without premium or penalty, subject to the reimbursement of the Exit Lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings other than on the last day of the relevant interest period; provided, that no voluntary prepayment shall be made on account of the First-Lien Second Out Loans until the First-Lien First Out Loans have been repaid in in full.

Governing Law:	State of New York.

Agent:	Unless the Required Exit Lenders and the Borrower otherwise elect, GLAS Trust Company LLC will serve as the administrative agent and collateral agent under the Exit Term Loan Facility and will perform duties customarily associated with such capacities (the “Agent”).

Expenses and Indemnification:	To be substantially consistent with the Pre-Existing Facility Documentation.

EXHIBIT A-1

TO

EXIT TERM LOAN FACILITY TERM SHEET

Guarantor Entities

GNC Holdings, Inc.

GNC Parent LLC

GNC Corporation

General Nutrition Corporation

General Nutrition Investment Company

Lucky Oldco Corporation

GNC Funding, Inc.

GNC International Holdings, Inc.

GNC Canada Holdings, Inc.

General Nutrition Centres Company

GNC Government Services, LLC

GNC China Holdco LLC

GNC Headquarters LLC

Gustine Sixth Avenue Associates, Ltd.

GNC Puerto Rico Holdings, Inc.

GNC Puerto Rico, LLC

EXHIBIT A-2

TO

EXIT TERM LOAN FACILITY TERM SHEET

Non-Guarantor Entities

Nutra Insurance Company

GNC Korea Limited

GNC Hong Kong Limited

GNC (Shanghai) Trading Co., Ltd.

GNC China JV Holdco Limited

GNC (Shanghai) Food Technology Limited

GNC South Africa (Pty) Ltd.

GNC Jersey One Limited

GNC Jersey Two Unlimited

THSD

GNC Live Well Ireland

GNC Colombia SAS

GNC Newco Parent, LLC

Nutra Manufacturing, LLC

GNC Supply Purchaser, LLC

GNC Intermediate IP Holdings, LLC

GNC Intellectual Property Holdings, LLC

EXHIBIT B

TO

EXIT TERM LOAN FACILITY TERM SHEET

New Revolver Basket and Exit FILO Facility Term Sheet

[SEE EXHIBIT B ATTACHED TO DIP FILO CREDIT AGREEMENT, WHICH IS ATTACHED AS EXHIBIT C TO EXHIBIT 10.1 TO CURRENT REPORT ON FORM 8-K].

ANNEX C

NOTICE INFORMATION

Company

General Nutrition Centers, Inc.

300 Sixth Avenue

Pittsburgh, PA 15222

Attention: Tricia Tolivar

Telephone: (412) 288-2029

Email: tricia-tolivar@gnc-hq.com

With a copy (such copy not to constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attention: Michèle Penzer

Telephone: (212) 906-1245

Email: michele.penzer@lw.com

Backstop Term Lenders

[Redacted]

Send to:

Milbank LLP

2029 Century Park East, 33rd Floor

Los Angeles, CA 90067

Attention: Mark Shinderman; Jennifer Harris

Telephone: (424) 386-4000

Email: mshinderman@milbank.com; jharris@milbank.com

SCHEDULE I

DIP BACKSTOP COMMITMENTS

Backstop Term Lender	Backstop Commitment Percentage	Backstop Commitment Amount
Institution Lender
[REDACTED]

Total	100%	$100,000,000